Exhibit 99.1

Santiago, Chile, June 28, 2007.- AES Gener S.A. (“AES Gener”) filed a Form 15F with the U.S. Securities and Exchange Commission (the “SEC”) to deregister its 7.5% Senior Notes due 2014 Series B (the “Notes”), thereby terminating its reporting obligations under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”). AES Gener’s obligations under the Exchange Act are suspended as of today. AES Gener expects that this termination of registration will become effective 90 days after its filing with the SEC. AES Gener’s decision to deregister is based on the low number of record holders of Notes in the U.S. and the increasingly high administrative costs associated with complying with U.S. Federal Securities laws. Subsequent to the deregistration, the Notes will continue to be listed on the Luxembourg Stock Exchange. AES Gener will continue to provide English language translated versions of its annual report, interim reports that include financial statements and press releases on its website, www.aesgener.cl.